EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") between Casmyn Corp., a Colorado corporation (the "Company"), and Mark S. Zucker ("Employee") is effective as of September 1, 1999 (the "Effective Date").

                                    RECITALS

      A. The Board of Directors of the Company has determined that it is in the best interests of the Company, its creditors and the shareholders to employ Employee as the President and Chief Executive Officer of the Company pursuant to the terms expressed herein.

      B. Employee intends to perform his services as the President and Chief Executive Officer of the Company faithfully and devote substantial working time, energy and skills to advance the Company's business activities.

                                    AGREEMENT

      In consideration of the mutual promises and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1.    Employment Arrangement

            1.1 Position. The Company hereby employs Employee as the President and Chief Executive Officer of the Company, subject to the supervision and direction of the Board of Directors of the Company.

            1.2 Duties and Authority. In his capacity as President and Chief Executive Officer of the Company, Employee shall have the authority, powers and duties of office normally associated with the positions of President and Chief Executive Officer of the Company and as the Board of Directors may delegate to Employee from time to time. Employee's duties include, but are not limited to,
(i) managing all of the Company's operations; (ii) employing, supervising, and/or terminating the Company's officers and employees; (iii) maintaining contact with all investors; (iv) acting as a liaison between the Company and regulators; (v) assisting the Company's attorneys and other professionals with any court case involving the Company; (vi) retaining, supervising and/or terminating attorneys, accountants and other professionals on the Company's behalf; (vii) overseeing a reorganization of the Company and its future growth;
(viii) maximizing the value of the Company's assets, including contingent assets; and (ix) generally protecting and advancing the interests of the Company


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with the goal of maximizing the value of the Company's stock. Employee shall serve the Company faithfully and to the best of his ability. Employee shall, during the Term, be based in Agoura Hills, California, with the understanding that Employee shall travel as reasonably required in the performance of his duties under this Agreement. Employee shall oversee the Company's operations throughout the reorganization which may include liquidation, sale or financial restructuring depending upon the Company's ability to operate in the ordinary course of business. If the Board of Directors authorizes the filing of a petition under Chapter 11 of the United States Bankruptcy Code, Employee is authorized to continue to manage the Company's operations and fulfillment of the Company's duties as a debtor in the reorganization case.

            1.3 Time Devoted by Employee. Employee shall devote his business time, attention, efforts and abilities to the business of the Company and shall use his best efforts to promote the interests of the Company and not to commit acts detrimental to the Company's interests; provided however, it is agreed and acknowledged that Employee may engage in other activities and is not required to devote himself exclusively to the Company. Employee is expressly permitted to make and manage business investments and to engage in noncompetitive activities of any nature whatsoever so long as those activities do not interfere in any material respect with Employee's performance of the duties contemplated by this Agreement.

      2.    Term.   Unless sooner terminated by either party, upon written
notice to the other, as provided in Section 3 below, the term of this Agreement shall be for a period of three (3) years (the "Term") commencing on the Effective Date and automatically expiring at 11:59 p.m. on August 31,2002. Each year of the Term is called a "Term Year."

      3.    Termination.

            3.1   Mutual Agreement.   The parties may terminate this
Agreement and Employee's employment hereunder at any time by mutual agreement.

            3.2   Death.   If Employee dies, this Agreement shall
automatically terminate on the day after Employee's death.

            3.3 Disability. This Agreement shall automatically terminate on the day after Employee becomes permanently disabled. "Permanently disabled" means mental or physical incapacity, or both, based upon a certification of such permanent disability by both Employee's regularly attending physician and a duly licensed physician selected by the Company or the Company's insurance carrier, rendering Employee unable to perform all of his duties hereunder through the expiration of the Term. Employee shall be



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deemed to have become "permanently disabled" on the date the Company's Board of
Directors has determined that Employee is permanently incapacitated and so notifies Employee in writing, or, if the Company has purchased disability insurance for Employee on such date as the insurance policy so defines.

            3.4 By the Company for Cause. The Company may terminate this Agreement and Employee's employment hereunder for "cause," effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice). For purposes of this Agreement, the term "cause" means (i) Employee's conviction of a felony or Employee's entering of a plea of guilty or nolo contendere to a felony, (ii) Employee's criminal conviction of any other crime involving Employee's lack of honesty or moral turpitude or Employee's entering a plea of guilty or nolo contendere to such a crime, (iii) Employee's commission of fraud or theft against, or embezzlement from, the Company or any of its affiliated companies, (iv) Employee's drug or alcohol abuse, (v) Employee's breach of any covenant contained in this Agreement, or (vi) Employee's failure to comply with or otherwise observe the instructions of the Board. If the Company terminates this Agreement for cause, it need not pay Employee (i) the base salary provided for in Section 4.1 for the duration of the Term, and (ii) the confirmation bonus described in Section 4.2.

            3.5 By the Company Without Cause. The Company may terminate this Agreement and Employee's employment hereunder without "cause" (for any reason or no reason at all) at any time by giving Employee ninety (90) days prior written notice of termination, which termination shall be effective on the ninetieth
(90th) day following such notice. If the Company terminates Employee's employment without cause, then Employee shall be entitled to the provisions defined in Section 4 below that were in effect at the time of termination for the balance of the Term.

            3.6 Return of Company Property Upon Termination. If Employee's employment with the Company terminates, Employee shall return to the Company all property of the Company or any affiliated company in Employee's possession or under Employee's direct or indirect control including, without limitation, all equipment, all Confidential Information (as defined in Section 8.1 of this Agreement), notebooks and other materials, documents, diaries, calendars and data of or relating to the Company or any affiliated company, whether printed, typed, written or on any source of computer media; provided that Employee shall be entitled to retain his rolodex, personal files, diaries, calendars and other similar documents of a personal nature as long as they do not relate exclusively to the business of the Company and as long as copies are made for the Company to reflect or evidence corporate information.

      4.     Compensation.

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            4.1 Base Salary. As consideration for services that Employee must render, the Company shall pay Employee a base salary of Two Hundred Fifty Thousand Dollars ($250,000) for each Term Year during the Term, unless this Agreement is earlier terminated, as provided in Section 3, in which event the Company's obligation to provide compensation shall end as of such termination, except as otherwise set forth in Section 3.5. Payments of base salary shall be made in equal installments in accordance with the Company's regular payroll periods.

            4.2 Confirmation Bonus. If the Company files a petition under Chapter 11 of the United States Bankruptcy Code and receives confirmation of a plan of reorganization from the bankruptcy court within six (6) months of such filing, Employee shall be entitled to a confirmation bonus as determined by the Board of Directors; provided however, such bonus shall not be less than One Hundred twenty-five Thousand Dollars ($125,000). The Board shall determine the confirmation bonus within thirty (30) days of confirmation.

            4.3 Executive Benefit Plans and Vacations. Employee shall be entitled to participate in all formal incentive compensation, incentive stock option, retirement, insurance and disability plans that are in existence or may be adopted by the Company, provided that Employee is eligible by the terms thereof to participate in such plans.

            4.4   Executive Assistant.   The Company shall provide Employee
with a full- time assistant to assist him with the performance of his duties.

            4.5   Medical Insurance.   The Company is not obligated to
provide Employee with medical insurance.

            4.6   Dental Insurance.   The Company is not obligated to provide
Employee with dental insurance.

            4.7   Automobile.   The Company is not obligated to provide
Employee with an automobile allowance.

            4.8 Company Credit Card. The Company is not obligated to provide Employee with a Company credit card.

            4.9 Expenses. The Company shall reimburse Employee for reasonable business expenses incurred in the course of his employment hereunder, provided that any request for such reimbursement is supported by adequate back up documentation in form acceptable to the Internal Revenue Service.

            4.10 Unanticipated Efforts. The Company is contemplating the initiation of potentially significant litigation against various third parties, and the reorganization of the Company's business and financial affairs. In the event that substantial, unanticipated efforts are required of Employee, the Company agrees to negotiate in good faith with Employee


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regarding additional compensation for such efforts. Any such additional compensation shall only be paid if it is approved by (i) the bankruptcy court having jurisdiction over the Company, or (ii) a disinterested majority of the Board of Directors if the Company is not under the jurisdiction of the bankruptcy court.

      5. Change of Majority Ownership of Company. In the event of a change of majority ownership of the Company during a Term Year, Employee may (at his discretion) elect to terminate his employment with the Company, at which time and in which event, he shall be entitled to three (3) times his annual base salary.

      6. Vacation and Holidays. The Employee is entitled to twenty (20) paid vacation days each year, plus national holidays that are extended to all employees of the Company. Any unused vacation time may not be accumulated and carried over to the next Term Year.

      7.    Employee's Participation on the Board of Directors.   If Employee
is elected as a member of the Board of Directors of the Company or as a director of any entity affiliated with the Company, Employee shall be an active director and participate on such board without further compensation beyond that provided herein.

      8.    Confidentiality.   The parties agree to the following:

            8.1 Non-Disclosure. Employee agrees to maintain in confidence and refrain from disclosing to any other person the terms of this Agreement or any information delivered in connection with his employment under this Agreement, (during or after the Term of this Agreement), including without limitation, inventions, improvements, designs, systems, ideas, technical data trade secrets, pricing information, financial information, sales techniques, approaches and information, information pertaining to customers and suppliers, business plans and secrets relating to the conduct of operations, materials, processes, equipment and formulations used in the Company's operations, any commercial or technical information, improvements, working methods or things of which Employee may have gained knowledge or discovered, invented or perfected while in the employ of the Company and any other information that Employee may have or know regarding the Company or any of the Company's affiliates (collectively the "Confidential Information"). Employee shall receive all Confidential Information in confidence, and may not at any time (during or after employment with the Company) except as required in the conduct of Company's business, authorized in writing by the Company, publish, disclose, communicate, divulge, use or authorize any other firm, person, or corporation to publish, disclose, communicate, divulge or use any of the Confidential Information unless or until the Confidential Information has ceased to be secret or confidential as evidenced by general


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public knowledge or when demanded by a court of law as discussed in Section 8.2.

            8.2 Notice of Request for Disclosure. If Employee is ever requested or required in connection with a legal proceeding in or before a court of law (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any information supplied to him in connection with this Agreement, or Employee is requested by such means to disclose any information regarding the Company or any information in connection therewith, Employee shall provide the Company prompt notice of such request so that the Company may, in its discretion, seek an appropriate protective order to insure Employee's compliance with the terms of this Section.

      9. Inventions, Improvements and Patents. During the Term of this Agreement and for six (6) months after the termination of this Agreement, Employee shall disclose to the Company any and all inventions, improvements, discoveries or results of research (collectively the "Intellectual Property") which are made, invented or discovered by Employee either singly or jointly with others, whether patentable or not, which relate in any manner to any products, work or business of the Company or any of its affiliates, or to any process, apparatus, equipment or article worked on in connection with Employee's employment with the Company or any of its affiliates. Such Intellectual Property shall be and shall remain the exclusive property of the Company or any of its affiliates, their successors and assigns. Upon the written request by the Company or any of its affiliates, the Employee shall sign and deliver, for no charge, all writings and perform all such acts as may be required in order to vest in the Company or its affiliates, their successors and assigns, Employee's entire right, title and interest in and to all such Intellectual Property. Employee shall further perform all acts and sign all instruments which may be requested of him for making or prosecuting applications for the Intellectual Property or for issuing, reissuing, or renewing any patent pending or issued. Employee shall assist in the prosecution or defense of any action at law or in equity in which the validity of any such Intellectual Property may be at issue, and the Company shall reimburse Employee for any out-of-pocket expenses which Employee incurs in connection with his obligations in these respects.

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      10. Trademarks and Copyrights. At any time after his employment with the
Company or any of its affiliates, Employee shall not use or infringe upon the trademarks or trade name "Casmyn" or use or adopt any other trademark, trade name, product number, business slogan or identification of the Company or any of the Company's affiliates or make any comparisons whatsoever comparing any of the products or services of the Company or any of its affiliates with any other product or service.

      11.   Photographs.   Employee consents to the use of the reproduction
in whole or in part of his name and/or photograph or photographs containing any picture or pictures of him taken while in the employment of the Company.

      12. Insurance. The Company must maintain in effect at all times throughout the Term a standard directors and officers liability insurance policy, reasonably acceptable to Employee, with policy and per occurrence limits of at least $5,000,000. The policy must include Employee as a named insured.

      13. Indemnification. This Agreement incorporates by reference and reaffirms that certain Indemnification Agreement, dated June 3, 1999, between the Company and Employee, a copy of which is attached hereto as Exhibit "A". The Indemnification Agreement shall survive on its own terms and not be subject to the Term of this Agreement.

      14.   Captions and Headings.   The captions and headings contained in
this Agreement are for convenience only and shall not be referred to for the purpose of limiting or construing this Agreement in any way.

      15.   Notices.   All notices and other communications required or
permitted hereunder shall be made by hand delivery, first class mail, fax or overnight courier, addressed as follows:
If to the Company:
                              Mr. Robert N. Weingarten
                              Chief Financial Officer
                              Casmyn Corp.
                              28720 Canwood Street, Suite 207
                              Agoura Hills, California 91301

With a copy to:               Greenfield & Associates
                              1801 Century Park East, 23rd Floor
                              Los Angeles, California 90067
                              Attn: Mark S. Greenfield, Esq.
                               Fax: (310) 843-5219

If to Employee:               Mr. Mark S. Zucker
                              25000 Pacific Coast Highway
                              Malibu, California 90265

      All such notices and communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) five (5) business days after deposit in any United States Post Office, postage prepaid, if mailed; (iii) when receipt is confirmed, if faxed and (iv) the next business day if sent by overnight courier.

      16.   Waiver of Breach.   The waiver by Employee of a breach of any
provision of this Agreement by the Company shall not operate or be construed as a waiver of any preceding or subsequent breach by the Company.

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      17. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the successors, heirs, executors and personal representatives of Employee and the successors and assigns of the Company. Neither party may assign this Agreement without the other party's prior written consent.

      18. Severability . If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. Employee' s rights and remedies provided for in this Agreement or by law shall, to the extent permitted by law, be cumulative.

      19. Arbitration. Any controversy or claim arising out of or relating to this Agreement, including any dispute as to cause or good reason for termination, shall be settled by arbitration in Los Angeles, California in accordance with the Rules of the American Arbitration Association (the "Rules"), and judgment upon any award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. If the amount in controversy is less than One Hundred Thousand Dollars ($100,000), there shall be one (1) arbitrator. Otherwise, there shall be three (3) arbitrators, one to be chosen directly by each party, and the third to be selected by the two (2) so chosen.

      Each party shall pay the fees of the arbitrator, attorneys and witnesses it selects and all other expenses connected with the presentation of its case. The losing party must bear the costs of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, the costs of the third arbitrator, and all other fees and costs.

      If it is finally determined pursuant to this Section 19 that Employee' s termination was improper under the terms and conditions of this Agreement, then, and in that event only, Employee's sole remedy shall be to receive all compensation which he would normally have received under the terms of this Agreement had his employment agreement not been terminated, plus interest thereon at the rate of 10% per annum. It is expressly understood and agreed that Employee shall not be entitled to reinstatement. Any full payment made in conjunction with any termination provision, subsection, or paragraph of this Agreement shall represent full satisfaction of any and all claims against the Company under this Agreement.

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      To the extent permitted by the Rules, the selected arbitrators may grant injunctive relief to the Company. Notwithstanding the provisions of this Section 19, the Company may also seek, in its discretion, injunctive relief from any court of competent jurisdiction to insure Employee's compliance with the terms of this Agreement.

      20.   Governing Law.   This Agreement shall be deemed to be entered
into and performed in the State of California, and shall, in all respects, be construed in accordance with and governed by the laws of the State of California.

      21. Costs and Attorneys' Fees. If any party to this Agreement institutes legal proceedings against the other party regarding this Agreement, the prevailing party to any such action shall be entitled to recover reasonable attorneys' fees and costs.

      22.   Entire Agreement.   This Agreement constitutes the entire
agreement between the parties with respect to the subject matter hereof and may not be modified except by a written instrument signed by Employee and an authorized officer of the Company.

      23. Court Approval. If the Company becomes a debtor in possession under Chapter 11 of the United States Bankruptcy Code, the Company shall seek immediate authority to assume this Agreement in its entirety and obtain a court order satisfactory to Employee to that effect. If the bankruptcy court does not approve this Agreement in its entirety within ninety (90) days of the filing of the petition, either the Company or Employee may terminate this Agreement by giving ten (10) days prior written notice to the other party. Such termination will be deemed a termination without cause by the Company under Section 3.5.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:                           COMPANY:

                                    CASMYN CORP.


    /s/ Mark s. Zucker                   By:      /s/ Robert Weingarten
    -------------------                           ------------------------
        Mark S. Zucker                                 Robert N. Weingarten
                                                      Chief Financial Officer



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                                    EXHIBIT A


                            INDEMNIFICATION AGREEMENT


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